[ECD LETTERHEAD]

Exhibit 5

April 12, 2007

Energy Conversion Devices, Inc.

2956 Waterview

Rochester Hills, Michigan 48309

Ladies and Gentlemen:

I have acted as counsel to Energy Conversion Devices, Inc., a Delaware corporation ("ECD"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by ECD under the Securities Act of 1933, as amended, with the Securities and Exchange Commission relating to up to 1,000,000 shares of Common Stock, $0.01 par value, (the "Shares") to be issued pursuant to the Energy Conversion Devices, Inc. 2006 Stock Incentive Plan (“Plan”).

I have examined the Registration Statement as filed by ECD with the Commission. I have additionally reviewed such other documents and made such further investigations as I have deemed necessary to enable me to express the opinion hereinafter set forth.

Based on the foregoing, I hereby advise you that, in my opinion, the Shares have been duly authorized by ECD and when issued and paid for in accordance with the Plan will be validly issued, fully paid and nonassessable.

I hereby consent to be named as the attorney who passed on the legality of the Shares and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/S/ Jay B. Knoll

Jay B. Knoll

Vice President and General Counsel